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EXHIBIT 11.2

COMPUTATION OF PER SHARE EARNINGS (LOSS)
(IN THOUSANDS, EXCEPT SHARE DATA)


                                                              THREE MONTHS ENDED JUNE 30,           SIX MONTHS ENDED JUNE 30,
                                                                1997               1996              1997             1996
                                                           --------------     --------------    --------------    --------------
Weighted average common shares outstanding                     17,952,888         13,710,407        16,105,431        12,023,354

Dilutive incremental shares assumed to be outstanding
  related to stock options and warrants                                 -          1,644,732                 -

Weighted average common and common
  equivalent shares used in the computation of             --------------     --------------    --------------    --------------
  net income (loss) per share                                  17,952,888         15,355,139        16,105,431        12,023,354
                                                           ==============     ==============    ==============    ==============
Net Income (loss)                                          $       (5,278)    $        2,775    $      (11,614)   $       (1,744)
                                                           ==============     ==============    ==============    ==============

Net Income (loss) per share                                $        (0.29)    $         0.18    $        (0.72)   $        (0.15)
                                                           ==============     ==============    ==============    ==============

Notes: (1) Both primary and fully diluted earnings per share are the same for the three months ended June 30, 1996.
       (2) For the three months ended June 30, 1997 and the six months ended June 30, 1996 and 1997, the computation of both primary and fully diluted earnings per share exclude common stock equivalents since their effect on earnings per share is antidilutive.